Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan and the 2015 Non-Employee Directors’ Stock Award Plan of our reports dated March 13, 2015, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, CA

July 23, 2015